UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): JUNE 11, 2009

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 11, 2009, the employment agreement dated as of November 20, 2006, as amended effective as of June 28, 2008, by and between Natural Alternatives International, Inc. (“NAI”) and Alvin McCurdy was terminated effective as of June 30, 2009. Mr. McCurdy has served as Vice President of Operations of NAI. A copy of the employment agreement was previously filed with the United States Securities and Exchange Commission (“SEC”) on November 21, 2006 as Exhibit 10.1 of NAI’s Current Report on Form 8-K dated November 20, 2006. A copy of the amendment to the employment agreement also was previously filed with the SEC on September 22, 2008 as Exhibit 10.45 of NAI’s Annual Report of Form 10-K for the fiscal year ended June 30, 2008.

Under the terms of the employment agreement, upon execution of a separation agreement and general release of claims, Mr. McCurdy is entitled to receive a severance benefit in an amount equal to three months’ compensation, including standard employee benefits available to other corporate officers. If Mr. McCurdy elects not to execute a general release of claims, the employment agreement provides that the severance benefit would be reduced to one month’s compensation.

Mr. McCurdy will remain subject to the provisions in his employment agreement regarding confidentiality and proprietary information. In the event of any dispute regarding Mr. McCurdy’s employment or the termination of his employment agreement, Mr. McCurdy and NAI would be subject to the terms of a mediation and arbitration agreement entered into between the parties on November 20, 2006. As a result of any such dispute or any negotiated settlement, the actual amount of the severance benefit paid to Mr. McCurdy may be greater than the amount provided for under the terms of the employment agreement.

In addition, Mr. McCurdy has vested options to purchase 67,000 shares of NAI’s common stock at an exercise price of $9.273 per share, 23,724 of which will expire on September 30, 2009, and 43,276 of which will expire on June 30, 2010 if Mr. McCurdy elects not to exercise such options within such time periods.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As discussed under Item 1.02 above, Alvin McCurdy’s employment with NAI will terminate effective on June 30, 2009. Mr. McCurdy has served as Vice President of Operations of NAI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: June 16, 2009	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer